Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

Stratasys Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.01 per share	457(c) and 457(f)(1)	43,906,107(2)	$2.1475(3)	$766,572,066.01(4)	.0001102	$84,476.25
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$766,572,066.01		$84,476.25
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$84,476.25

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement for which this filing fee table serves as an exhibit also covers an indeterminate number of additional ordinary shares, par value NIS 0.01 (“ordinary shares”), of Stratasys Ltd. (“Stratasys”) as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Represents the estimated maximum number of Stratasys ordinary shares issuable in connection with the merger of Desktop Metal, Inc. (“DM”) with a wholly-owned subsidiary of Stratasys, which is calculated, as of June 20, 2023, based on (i) the sum of (a) 322,713,861 shares of DM Class A common stock outstanding and/or underlying restricted stock awards (b) 22,990,164 shares of DM Class A common stock issuable upon settlement of outstanding DM restricted stock units, (c) 6,432,871 shares of DM Class A common stock issuable upon exercise of DM stock options, and (d) up to 4,823,321 additional shares of DM Class A common stock issuable as equity awards, as permitted under the merger agreement between Stratasys and DM, multiplied by (ii) the exchange ratio in the merger of 0.123 Stratasys ordinary shares issuable per share of DM Class A common stock.

(3)
Calculated pursuant to Rule 457(f)(1) promulgated under the Securities Act, based on the average of the high ($2.205) and low ($2.09) prices of the DM Class A common stock on the New York Stock Exchange (“NYSE”) on June 15, 2023.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f)(1) under the Securities Act, based upon the product of (i) $2.1475, the average of the high and low sale prices of DM Class A common stock as reported on the NYSE on June 15, 2023 and (ii) 356,960,217, the estimated maximum number of shares of DM Class A common stock to be converted pursuant to the proposed merger, as determined based on the sum of the shares listed in clause (i) in note (2) above.